EX-99.23(d)(81)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                         A I M CAPITAL MANAGEMENT, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and A I M CAPITAL MANAGEMENT, INC., a Texas corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of October 29, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Series Trust; and

     WHEREAS, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2005, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of January, 2005.

JACKSON NATIONAL ASSET              A I M CAPITAL
MANAGEMENT, LLC                     MANAGEMENT, INC.


By:     /s/ Andrew B. Hopping       By:   /s/Benjamin A. Hock
     -----------------------------     -----------------------------------

Name:    ANDREW B. HOPPING          Name:   /s/Benjamin A. Hock
       --------------------                -------------------------------

Title:            PRESIDENT         Title:   Managing Director, Subadvised Accounts
        ----------------------------       -------------------------------

                                   SCHEDULE B
                              DATED JANUARY 1, 2005
                                 (Compensation)


                          JNL/AIM LARGE CAP GROWTH FUND

                      AVERAGE DAILY NET ASSETS ANNUAL RATE

                            $0 TO $300 MILLION: .450%
                        AMOUNTS OVER $300 MILLION: .400%

                          JNL/AIM SMALL CAP GROWTH FUND

                      AVERAGE DAILY NET ASSETS ANNUAL RATE

                            $0 TO $250 MILLION: .65%
                         AMOUNTS OVER $250 MILLION: .60%